EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Chicken Soup for the Soul Entertainment, Inc. of our report dated May 21, 2021, relating to the consolidated financial statements of Sonar Entertainment, Inc. (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern) appearing in the Current Report on Form 8-K/A of Chicken Soup for the Soul Entertainment, Inc. dated May 21, 2021, filed with the Securities and Exchange Commission June 11, 2021, as incorporated by reference into the Current Report on Form 8-K of Chicken Soup for the Soul Entertainment, Inc. dated August 12, 2022 as filed with the Securities and Exchange Commission August 12, 2022.

/s/ Moss Adams LLP

Los Angeles, California

October 6, 2022